Exhibit 99.1

News Release

Nucor Reports Results for the Third Quarter of 2022

CHARLOTTE, N.C. – October 20, 2022—Nucor Corporation (NYSE: NUE) today announced quarterly consolidated net earnings of $1.69 billion, or $6.50 per diluted share, for the third quarter of 2022. By comparison, Nucor reported consolidated net earnings of $2.56 billion, or $9.67 per diluted share, for the second quarter of 2022 and $2.13 billion, or $7.28 per diluted share, for the third quarter of 2021.

In the first nine months of 2022, Nucor reported consolidated net earnings of $6.35 billion, or $23.85 per diluted share, compared with consolidated net earnings of $4.58 billion, or $15.34 per diluted share, in the first nine months of 2021.

“Nucor has already achieved a record-breaking year for earnings per share through the first nine months of 2022 and we continue to believe that we will set a new record for full-year earnings in 2022. Additionally, Nucor set benchmarks with the Safest year in our history in both 2020 and 2021 and we are on track to have the Safest year in history in 2022. While economic uncertainty and inflation continue to put pressure across a myriad of sectors in the U.S., we believe the medium- and long-term outlook and fundamentals in our industry remain positive,” said Leon Topalian, Nucor’s Chair, President and Chief Executive Officer. “We believe our growth investments and acquisitions continue to position Nucor to meet and exceed our customers’ and shareholders’ expectations today and well into the future.”

Selected Segment Data

Earnings before income taxes and noncontrolling interests by segment for the third quarter and first nine months of 2022 and 2021 were as follows (in thousands):

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	Oct. 1, 2022	Oct. 2, 2021	Oct. 1, 2022	Oct. 2, 2021
Steel mills	$1,287,855	$3,116,539	$6,682,432	$6,606,320
Steel products	1,196,845	368,595	3,011,644	839,737
Raw materials	279,189	161,870	638,640	505,248
Corporate/eliminations	(440,967)	(777,897)	(1,621,277)	(1,758,204)

	$2,322,922	$2,869,107	$8,711,439	$6,193,101

Financial Review

Nucor’s consolidated net sales decreased 11% to $10.50 billion in the third quarter of 2022 compared with $11.79 billion in the second quarter of 2022 and increased 2% compared with $10.31 billion in the third quarter of 2021. Average sales price per ton in the third quarter of 2022 decreased 3% compared with the second quarter of 2022 and increased 14% compared with the third quarter of 2021. A total of 6,415,000 tons were shipped to outside customers in the third quarter of 2022, an 8% decrease from the second quarter of 2022 and an 11% decrease from the third quarter of 2021. Total steel mill shipments in the third quarter of

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2022 (Continued)

2022 decreased 9% as compared to the second quarter of 2022 and decreased 10% as compared to the third quarter of 2021. Steel mill shipments to internal customers represented 22% of total steel mill shipments in the third quarter of 2022, compared with 22% in the second quarter of 2022 and 21% in the third quarter of 2021. Downstream steel product shipments to outside customers in the third quarter of 2022 decreased 2% from the second quarter of 2022 and decreased 1% compared to the third quarter of 2021.

In the first nine months of 2022, Nucor’s consolidated net sales of $32.79 billion were an increase of 26% compared with consolidated net sales of $26.12 billion reported in the first nine months of 2021. Total tons shipped to outside customers in the first nine months of 2022 were 19,786,000, a decrease of 9% from the first nine months of 2021, while the average sales price per ton in the first nine months of 2022 increased 39% from the first nine months of 2021.

The average scrap and scrap substitute cost per gross ton used in the third quarter of 2022 was $502, a 6% decrease compared to $534 in the second quarter of 2022 and a 2% decrease compared to $511 in the third quarter of 2021. The average scrap and scrap substitute cost per gross ton used in the first nine months of 2022 was $511, a 12% increase compared to $457 in the first nine months of 2021.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $52 million, or $0.15 per diluted share, in the third quarter of 2022, compared with approximately $60 million, or $0.17 per diluted share, in the second quarter of 2022 and approximately $36 million, or $0.09 per diluted share, in the third quarter of 2021.

In the first nine months of 2022, pre-operating and start-up costs related to the Company’s growth projects were approximately $174 million, or $0.50 per diluted share, compared with approximately $76 million, or $0.19 per diluted share, in the first nine months of 2021.

Overall operating rates at the Company’s steel mills decreased to 77% in the third quarter of 2022 as compared to 85% in the second quarter of 2022 and 96% in the third quarter of 2021. Operating rates in the first nine months of 2022 decreased to 80% as compared to 96% in the first nine months of 2021.

Financial Strength

At the end of the third quarter of 2022, we had $3.51 billion in cash and cash equivalents, short-term investments and restricted cash and cash equivalents on hand. The Company’s $1.75 billion revolving credit facility remains undrawn and does not expire until November 2026. Nucor continues to have the strongest credit rating in the North American steel sector (Baa1/A-) with stable outlooks at both Moody’s and Standard & Poor’s.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2022 (Continued)

Commitment to Returning Capital to Stockholders

During the third quarter of 2022, Nucor repurchased approximately 5.3 million shares of its common stock at an average price of $122.24 per share (approximately 17.5 million shares year-to-date at an average price of $134.99 per share). As of October 1, 2022, Nucor had approximately 257,000,000 shares outstanding and approximately $1.49 billion remaining for repurchases under its existing authorized share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

On September 15, 2022, Nucor’s board of directors declared a cash dividend of $0.50 per share. This cash dividend is payable on November 10, 2022 to stockholders of record as of September 30, 2022 and is Nucor’s 198th consecutive quarterly cash dividend.

Third Quarter of 2022 Analysis

The primary driver for the decrease in earnings in the third quarter of 2022 as compared to the second quarter of 2022 was the decreased earnings of the steel mills segment. The decrease in the steel mills segment earnings was caused primarily by metal margin contraction and reduced shipping volumes, particularly at our sheet and plate mills. The steel products segment had another strong quarter in the third quarter of 2022, and its earnings increased modestly from the second quarter of 2022. Raw materials segment earnings increased in the third quarter of 2022 as compared to the second quarter of 2022 as decreased profitability in our scrap brokerage and processing operations was offset by the increased profitability of our direct reduced iron facilities.

Fourth Quarter of 2022 Outlook

We continue to believe that 2022 will be the most profitable year for earnings in Nucor’s history. As we approach the end of the year, we are seeing increasingly challenging market conditions amid economic uncertainty.

We expect fourth quarter of 2022 earnings to be decreased from the third quarter of 2022. In the steel mills segment, we expect considerably lower earnings in the fourth quarter of 2022 as compared to the third quarter of 2022 due to lower average selling prices and lower volumes, with the largest decrease in profitability expected at our sheet mills. The steel products segment is expected to have another strong quarter in the fourth quarter of 2022, but the segment’s profitability is anticipated to decrease from the third quarter of 2022 primarily due to typical seasonality experienced in the fourth quarter. The raw materials segment is expected to have significantly decreased earnings in the fourth quarter of 2022 as compared to the third quarter of 2022 due to decreased selling prices for raw materials.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2022 (Continued)

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call during which management will discuss Nucor’s third quarter results on October 20, 2022 at 2:00 p.m. Eastern Time. The conference call will be available over the Internet at www.nucor.com, under Investors.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to general market conditions, and in particular, prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties and volatility surrounding the global economy, including excess world capacity for steel production, inflation and interest rate changes; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2022 (Continued)

legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; (14) our ability to integrate businesses we acquire; and (15) the impact of the COVID-19 pandemic and any variants of the virus. These and other factors are discussed in Nucor’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2021. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries—Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841

For Media Inquiries—Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2022 (Continued)

Tonnage Data

(In thousands)

	Three Months (13 Weeks) Ended			Nine Months (39 Weeks) Ended
	Oct. 1, 2022	Oct. 2, 2021	Percent Change	Oct. 1, 2022	Oct. 2, 2021	Percent Change
Steel mills total shipments:
Sheet	2,677	2,789	-4%	7,996	8,629	-7%
Bars	2,169	2,350	-8%	6,728	7,092	-5%
Structural	583	738	-21%	1,847	2,042	-10%
Plate	379	605	-37%	1,251	1,800	-31%
Other	61	61	—	309	258	20%

	5,869	6,543	-10%	18,131	19,821	-9%

Sales tons to outside customers:
Steel mills	4,553	5,144	-11%	14,133	15,690	-10%
Joist	160	190	-16%	497	529	-6%
Deck	129	139	-7%	388	404	-4%
Cold finished	112	123	-9%	368	383	-4%
Rebar fabrication products	350	323	8%	980	943	4%
Piling	119	144	-17%	349	451	-23%
Tubular products	231	260	-11%	735	779	-6%
Other steel products	190	128	48%	520	337	54%
Raw materials	571	721	-21%	1,816	2,314	-22%

	6,415	7,172	-11%	19,786	21,830	-9%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2022 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	Oct. 1, 2022	Oct. 2, 2021	Oct. 1, 2022	Oct. 2, 2021
Net sales	$10,500,755	$10,313,223	$32,788,511	$26,119,527

Costs, expenses and other:
Cost of products sold	7,657,364	6,906,950	22,382,718	18,617,314
Marketing, administrative and other expenses	486,560	526,345	1,574,355	1,204,539
Equity in earnings of unconsolidated affiliates	(8,438)	(32,464)	(23,246)	(65,106)
Losses on assets	—	—	—	50,970
Interest expense, net	42,347	43,285	143,245	118,709

	8,177,833	7,444,116	24,077,072	19,926,426

Earnings before income taxes and noncontrolling interests	2,322,922	2,869,107	8,711,439	6,193,101
Provision for income taxes	523,879	645,842	1,958,044	1,410,863

Net earnings	1,799,043	2,223,265	6,753,395	4,782,238
Earnings attributable to noncontrolling interests	104,295	95,522	401,791	205,195

Net earnings attributable to Nucor stockholders	$1,694,748	$2,127,743	$6,351,604	$4,577,043

Net earnings per share:
Basic	$6.51	$7.29	$23.90	$15.37
Diluted	$6.50	$7.28	$23.85	$15.34
Average shares outstanding:
Basic	259,102	290,510	264,655	296,431
Diluted	259,526	291,152	265,239	296,928

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2022 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	Oct. 1, 2022	Dec. 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$3,049,864	$2,364,858
Short-term investments	377,426	253,005
Accounts receivable, net	4,200,643	3,853,972
Inventories, net	6,046,235	6,011,182
Other current assets	682,289	316,540

Total current assets	14,356,457	12,799,557
Property, plant and equipment, net	9,440,074	8,114,818
Restricted cash and cash equivalents	79,880	143,800
Goodwill	3,917,452	2,827,344
Other intangible assets, net	3,392,941	1,103,759
Other assets	885,900	833,794

Total assets	$32,072,704	$25,823,072

LIABILITIES
Current liabilities:
Short-term debt	$64,649	$107,723
Current portion of long-term debt and finance lease obligations	28,994	615,678
Accounts payable	1,810,388	1,974,041
Salaries, wages and related accruals	1,613,387	1,495,166
Accrued expenses and other current liabilities	1,114,671	964,805

Total current liabilities	4,632,089	5,157,413
Long-term debt and finance lease obligations due after one year	6,617,030	4,961,410
Deferred credits and other liabilities	1,998,906	1,100,455

Total liabilities	13,248,025	11,219,278

Commitments and contingencies
EQUITY
Nucor stockholders’ equity:
Common stock	152,061	152,061
Additional paid-in capital	2,128,521	2,140,608
Retained earnings	23,629,649	17,674,100
Accumulated other comprehensive loss, net of income taxes	(103,553)	(115,282)
Treasury stock	(8,098,221)	(5,835,098)

Total Nucor stockholders’ equity	17,708,457	14,016,389
Noncontrolling interests	1,116,222	587,405

Total equity	18,824,679	14,603,794

Total liabilities and equity	$32,072,704	$25,823,072

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Third Quarter of 2022 (Continued)

Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Nine Months (39 Weeks) Ended
	Oct. 1, 2022	Oct. 2, 2021
Operating activities:
Net earnings	$6,753,395	$4,782,238
Adjustments:
Depreciation	609,933	546,619
Amortization	164,480	76,656
Stock-based compensation	99,838	97,652
Deferred income taxes	(33,116)	166,748
Distributions from affiliates	25,571	200
Equity in earnings of unconsolidated affiliates	(23,246)	(65,106)
Losses on assets	—	50,970
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(104,751)	(1,622,668)
Inventories	371,068	(1,976,738)
Accounts payable	(299,760)	343,014
Federal income taxes	(302,335)	262,195
Salaries, wages and related accruals	121,243	835,381
Other operating activities	156,201	123,202

Cash provided by operating activities	7,538,521	3,620,363

Investing activities:
Capital expenditures	(1,430,125)	(1,207,088)
Investment in and advances to affiliates	(246)	(193)
Sale of business	99,681	—
Disposition of plant and equipment	27,278	15,581
Acquisitions (net of cash acquired)	(3,549,764)	(1,346,608)
Purchases of investments	(563,770)	(394,141)
Proceeds from the sale of investments	439,348	554,898
Other investing activities	(9,595)	1,042

Cash used in investing activities	(4,987,193)	(2,376,509)

Financing activities:
Net change in short-term debt	(43,074)	44,831
Proceeds from issuance of long-term debt, net of discount	2,091,934	196,990
Repayment of long-term debt	(1,108,500)	—
Bond issuance costs	(13,138)	—
Proceeds from exercise of stock options	21,604	143,874
Payment of tax withholdings on certain stock-based compensation	(62,869)	(71,494)
Distributions to noncontrolling interests	(300,772)	(120,619)
Cash dividends	(404,150)	(366,606)
Acquisition of treasury stock	(2,359,971)	(1,773,848)
Proceeds from government incentives	275,000	—
Other financing activities	(21,085)	(7,993)

Cash used in financing activities	(1,925,021)	(1,954,865)

Effect of exchange rate changes on cash	(5,221)	1,720

(Decrease) increase in cash and cash equivalents and restricted cash and cash equivalents	621,086	(709,291)
Cash and cash equivalents and restricted cash and cash equivalents—beginning of year	2,508,658	2,754,929

Cash and cash equivalents and restricted cash and cash equivalents—end of nine months	$3,129,744	$2,045,638

Non-cash investing activity:
Change in accrued plant and equipment purchases	$(31,469)	$14,997

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com